EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS



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         We hereby consent to the incorporation by reference in the Registration
Statements on Form S-8 (Registration Nos. 33-38614 and 333-41352) of Raven Industries, Inc. of our report dated March 13, 2001 relating to the consolidated financial statements of Raven Industries, Inc. as of January 31, 2001, 2000 and 1999 and for the years then ended, which appears in the 2001 Annual Report to Stockholders. We also consent to the inclusion of our report dated March 13, 2001 relating to the financial statement schedule of Raven Industries, Inc. as of January 31, 2001, 2000 and 1999 and for the years then ended, which appears in this Form 10-K.




PricewaterhouseCoopers LLP


Minneapolis, Minnesota
April 26, 2001